EXHIBIT 99.1
MEADOWBROOK INSURANCE GROUP, INC.
(NYSE — MIG)

CONTACT:	Holly Moltane Director of External Financial Reporting (248) 204-8590
MEADOWBROOK INSURANCE GROUP, INC.
CHAIRMAN ADOPTS RULE 10b5-1 PLAN
SOUTHFIELD, MICHIGAN
May 4, 2007
Meadowbrook Insurance Group (NYSE: MIG) today announced the Company’s Chairman and Founder, Merton J. Segal, has established a pre-arranged stock trading plan, in accordance with the Securities and Exchange Commission’s Rule 10b5-1 of the Exchange Act, under which he has authorized the sale of up to a maximum of 400,000 shares of the Company’s common stock. Under a Rule 10b5-1 plan a shareholder is allowed to sell shares at a time when it would ordinarily not be in the market because of the shareholder’s subsequent acquisition of material non-public information or a company’s trading policy.
The plan becomes effective as of May 4, 2007, and is subject to certain price restrictions. Mr. Segal may sell up to a total of 400,000 shares of the Company’s common stock spread over a six month period. The plan remains in effect until the maximum number of shares are sold, or until November 15, 2007. Any transactions under the Rule 10b5-1 Plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.
Mr. Segal currently has beneficial ownership of 2.5 million shares of the Company’s common stock, or approximately 8.5% of the total shares outstanding. If the target prices of the plan are achieved and all stock eligible for sale under the plan is sold, Mr. Segal will still beneficially own approximately 7.0% of the Company’s current outstanding stock.
Mr. Segal commented, “Meadowbrook has recently reported its 2006 year-end results, which reflected our fifth consecutive profitable year. The decision to sell a small portion of my shares is a personal one and is part of my long-term strategy for asset diversification and liquidity. My commitment to and confidence in Meadowbrook remain unchanged.”
About Meadowbrook Insurance Group
A leader in the alternative risk market, Meadowbrook is a risk management organization, specializing in alternative risk management solutions for agents, brokers, professional/trade associations, and small to medium-sized insureds. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol “MIG”. For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.
Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements. Please refer to the Company’s most recent 10-K, 10-Q, and other filings with the Securities and Exchange Commission for more information on risk factors. Actual results could differ materially. These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectibility of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current

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market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.